EXHIBIT 15.1

The Board of Directors and Shareholders
Allied Capital Corporation and Subsidiaries:

Re: Allied Capital Corporation Amended Stock Option Plan – Registration Statement on Form S-8

Ladies and Gentlemen:

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 7, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Washington, D.C.
May 25, 2007